Exhibit 10

Coldwater Creek Inc.

Summary of Jet Timeshare Arrangement

Dennis C. Pence, the Chairman and Chief Executive Officer of Coldwater Creek Inc. (the “Company”), and the beneficial owner of more than 5% of the outstanding capital stock of the Company, and Ann Pence, the beneficial owner of more than 5% of the outstanding capital stock of the Company, personally participate in a jet timeshare program through an entity they own, Aspenwood Leasing LLC (“Aspenwood Leasing”). Aspenwood Leasing has purchased timeshare rights for the use of certain aircraft (the “Timeshare Jets”). Dennis C. Pence also owns Dakota Consulting LLC (“Dakota Consulting”), which performs management services in connection with the use of the Timeshare Jets.

From time to time, the Company desires to use one of the Timeshare Jets for flights by employees or directors traveling on official company business. For these flights, the Company will reimburse:

1.	Aspenwood Leasing for a usage-based pro rata portion of the financing costs of the Timeshare Jet; and

2.	Dakota Consulting for (i) actual hourly usage fees of approximately $3,500, and (ii) a usage-based pro rata portion of its management fees.

The Company will also reimburse Dakota Consulting for incidental expenses associated with the Company’s use of the Timeshare Jets, such as for food and beverages.

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